                                                              Exhibit 11(c)(3)

                                TENDER AGREEMENT
                                ----------------

         TENDER AGREEMENT, dated as of June 12, 1999 among Stagecoach Holdings PLC, a public limited liability company organized under the laws of Scotland (the "Parent"), SCH Holding Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the "Sub"), and each of the other parties signatory hereto (each, a "Stockholder" and, together, the "Stockholders").

                                    RECITALS
                                    --------

         Concurrently herewith, the Parent, the Sub, SCH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent and Coach USA, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which the Sub agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, $.01 par value per share (collectively "Company Common Stock"), of the Company, at $42.00 per share, net to the seller in cash, to be followed by a Merger of the Sub with and into the Company (or another Merger of the Company and a subsidiary of the Parent).

         As of the date hereof, each of the Stockholders owns the shares of Company Common Stock as set forth in Schedule A attached hereto (the "Existing Shares" and, together with any shares of Company Common Stock acquired after the date hereof and prior to the termination hereof, whether upon the exercise of options, conversion of convertible securities or otherwise, the "Shares").

         As a condition to their willingness to enter into the Merger Agreement and make the Offer, the Parent and the Sub have required that each of the Stockholders agree, and each of the Stockholders has agreed, to tender the Shares in the Offer and grant a proxy to vote all of the Shares owned by such Stockholder on the terms and conditions provided for herein.

                                    AGREEMENT
                                    ---------

         To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

         1. Agreement to Tender and Vote; Proxy. (a) Tender. Each of the Stockholders hereby agrees to validly tender pursuant to the Offer and not withdraw all Shares.

         (b) Voting. Each of the Stockholders hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in any written consent in lieu thereof, such Stockholder shall (i) vote the Shares owned by him in favor of the Merger; and
(ii) vote the Shares owned by him against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (B) a sale or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its
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subsidiaries; (C) any change in the management or board of directors of the
Company, except as otherwise agreed to in writing by the Sub; (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business.

         (c) Proxy. Each of the Stockholders hereby grants to the Parent and the Sub, and to each officer of the Parent and the Sub, a proxy to vote the Shares as indicated in Section 1(b). Each of the Stockholders intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to the Shares.

         2. Expiration. This Agreement, the Parent's and the Sub's right to vote the Shares covered hereby and each Stockholder's obligation to tender pursuant hereto shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement and (c) written notice of termination of this Agreement by the Parent to each of the Stockholders.

         3. Representation.(a) Representations of the Parent and the Sub. The Parent and the Sub, jointly and severally, hereby represent to each of the Stockholders as follows:

          (i) Authority. Each of the Parent and the Sub has the requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and the Sub and constitutes a valid and binding obligation of each of the Parent and the Sub, enforceable against each of the Parent and the Sub in accordance with its terms.

          (ii) Noncontravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not result in any Violation under, (A) the Memorandum and Articles of Association of the Parent or the comparable organizational documents of any of its subsidiaries, (B) any Contract applicable to Parent or any of its subsidiaries or their respective properties or assets or
          (C) subject to the Filings and Approvals referred to in Section 4.2(e) of the Merger Agreement, any Law applicable to the Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such Violations that individually or in the aggregate could not reasonably be expected to prevent, hinder or materially delay the ability of the Parent or the Sub to consummate the transactions contemplated by this Agreement.

         (b) Representations of the Stockholders. Each of the Stockholders hereby represents to the Parent and the Sub as follows:

          (i) Authority. Each of the Stockholders has the requisite power and authority to enter into this Agreement and to perform his obligations hereunder and to
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     consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Stockholders and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          (ii) Ownership of Shares. On the date hereof, the Existing Shares are owned of record or beneficially by such Stockholder and, on the date hereof, each of the Stockholders has sole voting power and sole power of disposition with respect to all of the Existing Shares, with no restrictions, subject to applicable federal securities laws, on such Stockholder's rights of disposition pertaining thereto.

          (iii) Noncontravention. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of his obligations hereunder and the consummation of the transactions contemplated hereby will not result in a Violation of, or require any notification or consent or approval under, or result in the creation of any Lien upon any of the Shares under (A) subject to the Filings and Approvals referred to in
     Section 3.4(e) of the Merger Agreement, any Laws applicable to such Stockholder or any of his assets or properties, or (B) any Contracts to which such Stockholder is a party or by which such Stockholder or any of his assets or properties is bound, except those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to each of the Stockholders.

         4. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each of the Stockholders hereby covenants and agrees as follows:

          (a) No Solicitation. From and after the date hereof, each of the Stockholders shall not, and it shall cause his financial and other advisors, agents, representatives, affiliates and others working on its behalf or at its direction not to, initiate, solicit, encourage or facilitate offers, inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of more than 10% of the assets (including stock of subsidiaries) of the Company and its subsidiaries taken as a whole, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of the Company or any of its subsidiaries other than as contemplated or permitted by the Merger Agreement.

          (b) Restriction on Transfer, Proxies and Non-Interference. Each of the Stockholders hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make
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                                                                               4

     any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

          (c) Additional Shares. Each of the Stockholders hereby agrees, while this Agreement is in effect, to promptly notify the Parent of the number of any new shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof.

         5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         6. Miscellaneous. (a) Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each of the Stockholders agrees not to assign this Agreement without the consent of Parent (which consent shall not be unreasonably withheld).

         (b) Amendments. This Agreement may be amended, supplemented or modified by action taken by the respective Boards of the Parent and the Sub and by each of the Stockholders at any time prior to the Effective Time. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by each party hereto.

         (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to a
                  Stockholder:              c/o Coach USA, Inc.
                                            One Riverway, Suite 500
                                            Houston, TX 77056 - 1903
                                            Telecopy No.: +1-713-888-0257


                  with copies
                  to:                       Coach USA, Inc.
                                            One Riverway, Suite 500
                                            Houston, TX 77056 - 1903
                                            Attention:   General Counsel
                                            Telecopy No.: +1-713-888-0257
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                                            and

                                            Locke Liddell & Sapp LLP
                                            3400 Chase Tower
                                            600 Travis Street
                                            Houston, Texas 77002-3095
                                            Attention: Gene G. Lewis, Esq.
                                            Telecopy No.: +1-713-223-3717


                  If to the
                  Parent or
                  the Sub:                  Stagecoach Holdings plc
                                            Charlotte House
                                            20 Charlotte Street
                                            Perth PH1 5LL
                                            Scotland
                                            Attention:   Keith Cochrane
                                            Telecopy No.: +44-1738-643-648

                  with copies
                  to:                       SCH Acquisition Corp.
                                            c/o Coach USA, Inc.
                                            One Riverway, Suite 500
                                            Houston, TX 77056 - 1903
                                            Attention:   General Counsel
                                            Telecopy No.: +1-713-888-0257

                                            and

                                            Simpson Thacher & Bartlett
                                            99 Bishopsgate
                                            21st Floor
                                            London, England EC2M 3YH
                                            Attention:  Michael O. Wolfson, Esq.
                                            Telecopy No.:  +44-207-422-4022

or such other address as shall be furnished in writing by any party.

         (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of
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                                                                               6
conflicts of laws thereof, except, in the case of Parent, to the extent that the Companies Act or English or Scottish law are applicable to it.

         (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (g) Descriptive Headings. The descriptive headings used herein are inserted for convenience only and do not constitute a part of this Agreement.

         (h) Material Adverse Effect. The term "Material Adverse Effect" means, when used with respect to Parent or any Stockholder, an effect or change that either individually or in the aggregate with all other such effects or changes is or would be materially adverse to the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         (i) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
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         IN WITNESS WHEREOF, the Parent, the Sub and each of the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.


                                 STAGECOACH HOLDINGS PLC



                                 By: /s/ Keith Cochrane
                                    ------------------------------------
                                     Name: Keith Cochrane
                                     Title: Group Finance Director

                                 SCH HOLDINGS CORP.



                                 By: /s/ Keith Cochrane
                                    ------------------------------------
                                     Name: Keith Cochrane
                                     Title: President

                                 /s/ Frank V. Atlee
                                 -----------------------------
                                 FRANK V. ATLEE III

                                 /s/ Frank B. Gallagher
                                 -----------------------------
                                 FRANK B. GALLAGHER

                                 /s/ Steven S. Harter
                                 -----------------------------
                                 STEVEN S. HARTER

                                 /s/ Lawrence K. King
                                 -----------------------------
                                 LAWRENCE K. KING

                                 /s/ William J. Lynch
                                 -----------------------------
                                 WILLIAM J. LYNCH

                                 /s/ Gerald Mercadante
                                 -----------------------------
                                 GERALD MERCADANTE

                                 /s/ John Mercadante
                                 -----------------------------
                                 JOHN MERCADANTE
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                                                                               8

                                 /s/ Barnett Rukin
                                 -----------------------------
                                 BARNETT RUKIN

                                 /s/ Paul M. Verrochi
                                 -----------------------------
                                 PAUL M. VERROCHI

                                   EXHIBIT "A"


1.       John Mercadante, Jr.                                            136,933
         Spouse (Mr. Mercadante disclaims                                137,774
                     beneficial ownership)

2.       Frank P. Gallagher                                               55,370
         Spouse                                                           55,370

3.       Gerald Mercadante                                               515,590
         Spouse                                                          103,210

4.       Steven Harter (Hartner Investment Partners, Ltd.)               329,381

5.       William J. Lynch                                                 25,468

6.       Paul M. Verrochi                                                 40,000

7.       Barnett Rukin                                                    16,175
         Spouse                                                              150

8.       Lawrence K. King                                                 84,500

                                                                      ----------
                                                                       1,499,921